SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): See Item 8.01

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SECURED INCOME L.P.
(Exact name of registrant as specified in its charter)

Delaware	0 -17412	06-1185846
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

c/o Wilder Richman Resources Corporation 340 Pemberwick Road Greenwich, Connecticut	06831
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (203) 869-0900

Item 8.01.  Other Events.

On or about September 14, 2006, Carrollton X Associates Limited Partnership (“Carrollton”) entered into an Agreement of Purchase and Sale (the “Agreement”) to sell the Fieldpointe Apartments, a 252 unit residential complex in Frederick, Maryland, to Rolling Park Management, LLC (the “Purchaser”). Secured Income LP (the “Partnership”) has an approximately 98.9% limited partnership interest in Carrollton. Wilder Richman Resources Corporation (“WRRC”), one of the general partners of the Partnership, is affiliated with the general partner of Carrollton, but is not affiliated with the Purchaser. The purchase price for the complex is $25,500,000, subject to customary adjustments. The Agreement provides for a due diligence period of up to sixty days during which the Purchaser may terminate the Agreement. Carrollton believes that the sale could be consummated during the fourth quarter of 2006. However, there can be no assurance that the sale can be completed in that time frame, or at all.

The disposition of the complex is consistent with a plan of liquidation and winding up of the business of the Partnership, which began with the recent sale of the Westmont apartment complex by Columbia Westmont Associates, L.P., in which the Partnership was also invested. Following the sale of the complex, if consummated, the Partnership intends to distribute the net proceeds to which it is entitled under the partnership agreement of Carrollton to its limited and general partners, in accordance with the terms and conditions of the Partnership’s limited partnership agreement. After making the distributions, the Partnership intends to dissolve.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Secured Income L.P. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 19, 2006                   SECURED INCOME L.P.

                  By: Wilder Richman Resources Corporation
              General Partner

          By: /s/ Richard P. Richman
         Name: Richard P. Richman
         Title:   President